Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Tuesday, April 26, 2022

CHICAGO, ILLINOIS – April 26, 2022 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported first quarter 2022 net sales and net earnings.

First quarter 2022 net sales were $139,291,000 compared to $101,795,000 in first quarter 2021, an increase of $37,496,000, or 37%. First quarter 2022 net earnings were $12,027,000 compared to $10,767,000 in first quarter 2021, and net earnings per share were $0.17 and $0.15 in first quarter 2022 and 2021, respectively, an increase of $0.02 per share or 13%.

Mrs. Gordon said, “The growth in first quarter 2022 sales, driven by an overall increase in demand, is reflective of effective sales and marketing programs and the favorable effects of the continuing economic recovery from the adverse effects of the Covid-19 pandemic. The Company had continuing improvement in customer orders and sales throughout 2021 and into the first quarter 2022 as consumers returned to more activities which included planned purchases of the Company’s products for “sharing” and “give-a-way” occasions. Many of the Company’s products are consumed at group events, outings, and other gatherings which had been significantly curtailed or in some cases eliminated in response to the Covid-19 pandemic. First quarter 2022 sales also benefited from the timing of some sales which were rescheduled from fourth quarter 2021 to first quarter 2022 due to some supply chain and manufacturing delays that we experienced. First quarter 2022 sales also exceeded first quarter 2019 sales by 38% which provides a quarterly sales comparison prior to the pandemic.

Although higher first quarter 2022 sales contributed to improved net earnings compared to first quarter 2021, significantly higher input costs mitigated much of the benefits of these increased sales. When compared to first quarter 2021, first quarter 2022 gross profit margins and net earnings were adversely affected by significantly higher costs for ingredients, packaging materials, freight and delivery, and certain manufacturing supplies and services. We are currently experiencing some of the highest increases in our total input costs that we have seen in decades.

Our input unit costs moved significantly higher in first quarter 2022 as most of our supply contracts for ingredients and packaging materials expired at the end of 2021 and new supply agreements at much higher prices became effective in first quarter 2022. In certain instances, we have recently expanded our annual commitments for some ingredients from our suppliers to meet higher demand, however, certain markets are very tight and this incremental expansion has and will continue to result in yet higher unit costs for these additional materials. Higher commodity markets, including the effects of the war in Ukraine, and limited availability of certain ingredients and materials, are driving up our costs for many key ingredients. The adverse effects of higher energy costs, including higher fuel surcharges, are also adding to our input costs on both customer and supplier freight and delivery. We expect these higher input costs to continue through the balance of 2022. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to these higher input costs many companies in the consumer products industry have announced increases in selling prices. We have followed with price increases as well with the objective of improving sales price realization and restoring some of our margin declines. Price increases were phased in principally during fourth quarter 2021 and first quarter 2022, and additional price increases will be implemented in second quarter 2022 on some products where prices were not previously increased. Although our price increases generally reflect the overall price increases in our industry, they will not result in restoring our margins to historical levels. Although the Company continues to monitor these higher input costs and price increases in the industry, we are mindful of the effects and limits of passing on all of the above discussed higher input costs to consumers of our products.

Our supply chain has been extremely challenging in 2022, as our supplier lead times have expanded greatly, or our suppliers have been unable to meet promised delivery dates, some of which is due to rail and truck delivery limitations and constraints. In some cases, we are unable to secure timely delivery of additional ingredients and packaging materials to meet our higher demand in 2022, and therefore are limiting our customer sales order volumes of some products. We are continuing to focus on the supply chain and possible delays and disruptions, but this area continues to have much less predictability compared to past history. Although we are cautiously optimistic, it is possible that supply chain disruptions could result in the temporary shut-down of one or more manufacturing lines resulting in lost sales and profits in 2022. We have been able to meet substantially all of our labor needs to date for our seasonal increase in production and believe that we will meet this challenge in 2022, but again, the current tight labor market has created more uncertainty than in the past.

The Company’s effective income tax rates were 24.0% and 24.3% in first quarter 2022 and 2021, respectively. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in first quarter 2022.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, and increase operational efficiencies in order to provide genuine value to consumers. The effects of the Covid-19 pandemic, including variants and sub-variants, are unprecedented, and therefore the Company is unable to determine the related effects on its sales and net earnings in 2022 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, supply chain disruptions, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

MARCH 31, 2022 and 2021

	First Quarter Ended
	2022	2021

Net Product Sales	$139,291,000	$101,795,000
Net Earnings	$12,027,000	$10,767,000
Net Earnings Per Share*	$0.17	$0.15
Average Shares Outstanding*	69,039,000	69,858,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 2, 2021 and April 3, 2020.